Exhibit 11.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement filed on Form 1-A POS (the “offering circular”) pursuant to Regulation A of the Securities Act of 1933 of our reports dated May 1, 2023, relating to the financial statements as of and for the period or year ended December 31, 2022, of YS RE RAF I LLC, Alterra Owner, LLC, Avion Owner, LLC, and Centennial Olympic 336 Property, LP.

/s/ DELOITTE & TOUCHE LLP

New York, NY

August 22, 2023